Exhibit 99.1

KKR Appoints Raymond J. McGuire as New Independent Director

June 15, 2022 04:30 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--KKR & Co. Inc. (NYSE: KKR) today announced that Raymond J. McGuire has been appointed to the Board of Directors of KKR & Co. Inc. effective June 15, 2022. His appointment will bring the number of independent directors to thirteen out of a total of seventeen Board seats.

Mr. McGuire is the former Vice Chairman of Citigroup, and, for over a decade, held various other senior leadership positions at Citigroup, including serving as the Global Head of Corporate and Investment Banking.

KKR’s other independent directors include Adriane Brown (Managing Partner of Flying Fish Partners), Matthew Cohler (former General Partner at Benchmark), Mary Dillon (former Executive Chair and Chief Executive Officer of Ulta Beauty, Inc.), Joseph Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), Arturo Gutiérrez (Chief Executive Officer of Arca Continental, S.A.B. de C.V.), John Hess (Director and Chief Executive Officer of Hess Corporation), Dane Holmes (Co-Founder, Chairman and Chief Executive Officer of Eskalera, Inc.), Xavier Niel (Deputy Chairman and Chief Strategy Officer of Iliad SA), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas Schoewe (former Chief Financial Officer of Wal-Mart), Robert Scully (former member of the Office of the Chairman of Morgan Stanley) and Evan Spiegel (Co-Founder and Chief Executive Officer of Snap Inc.).

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life, and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Contacts
Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Kristi Huller

Tel: +1-212-750-8300
media@kkr.com